CONSENT OF PETER MONTANO

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, (ii) the mineral reserve estimates for the Otjikoto project, (iii) the mineral reserve estimates for the Fekola project, (iv) scientific and technical information related to operations matters contained in the Annual Information Form, (v) scientific and technical information (other than information regarding the Anaconda mineral resource) contained in B2Gold Corp.’s Management’s Discussion and Analysis for the year ended December 31, 2017, (vi) stockpile resource estimates (other than the stockpile estimate for Masbate) contained in B2Gold Corp.’s Annual Information Form for the year ended December 31, 2017, (vii) scientific and technical information contained in B2Gold Corp.’s Management’s Discussion and Analysis for the year ended December 31, 2017 and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Peter D. Montano
Peter D. Montano
June 30, 2018